Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

April 2011 Performance Update

The Frontier Fund Supplement Dated April 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 3

T H E    F RO N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	April 30, 2011	April 30, 2011	NAV / Unit
	MTD	YTD
Balanced Series-3a	1.16%	5.09%	$140.46
Long Only Commodity Series-3	3.20%	9.56%	$113.81
Long/Short Commodity Series-3	5.28%	18.52%	$181.64
Managed Futures Index Series-3	4.92%	2.90%	$130.41

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of April 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(632,938.46)
Unrealized trading gain/(loss)			693,785.03
Less: commissions			(3,343.25)
Less: FCM fees			(1,268.09)
Foreign currency gain/(loss)			9,224.53
Interest income			2,126.94

Total Income			67,586.70

EXPENSES

Trading Fee			5,997.68
Management fees			1,937.23
Incentive fees			19,144.07

Total Expenses			27,078.98

Net Income (Loss)			$40,507.72

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	26,383.49480	$3,663,383.43	138.85
Current month additions	—	—
Current month redemptions	(962.58803)	(133,171.10)
Net Income (loss) for current month		40,507.72

Net Asset Value, end of current month	25,420.90677	$3,570,720.05	140.46

	Monthly rate of return		1.16%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$283.52
Unrealized trading gain/(loss)			2.51
Less: commissions			—
Less: FCM fees			(3.56)
Foreign currency gain/(loss)			—
Interest income			15.50

Total Income			297.97

EXPENSES

Management fees			9.95
Incentive fees

Total Expenses			9.95

Net Income (Loss)			$288.02

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	52.25380	$5,762.89	110.29
Current month additions	39.12826	4,349.48
Current month redemptions	—	—
Net Income (loss) for current month		288.02

Net Asset Value, end of current month	91.38206	$10,400.39	113.81

	Monthly rate of return		3.20%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long Only Commodity Series 3

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(2,707,499.14)
Unrealized trading gain/(loss)			4,290,810.64
Less: commissions			(9,646.42)
Less: FCM fees			(10,161.63)
Foreign currency gain/(loss)			(4,650.99)
Interest income			33,715.65

Total Income			1,592,568.11

EXPENSES

Management fees			99,921.16
Incentive fees			195,075.05

Total Expenses			294,996.21

Net Income (Loss)			$1,297,571.90

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	153,724.26122	$26,521,708.98	172.53
Current month additions	7,388.10013	1,310,228.63
Current month redemptions	(22,037.47966)	(3,867,829.01)
Net Income (loss) for current month		1,297,571.90

Net Asset Value, end of current month	139,074.88169	$25,261,680.50	181.64

	Monthly rate of return		5.28%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 3

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(1,394.33)
Unrealized trading gain/(loss)			19,282.48
Less: commissions			(60.62)
Less: FCM fees			(144.94)
Foreign currency gain/(loss)			61.07
Interest income			578.09

Total Income			18,321.75

EXPENSES

Management fees			650.69
Incentive fees			—

Total Expenses			650.69

Net Income (Loss)			$17,671.06

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,864.05159	$355,985.22	124.29
Current month additions	46.90063	5,950.39
Current month redemptions	—	—
Net Income (loss) for current month		17,671.06

Net Asset Value, end of current month	2,910.95222	$379,606.73	130.41

	Monthly rate of return		4.92%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Managed Futures Index Series 3